Exhibit 99.(d)(1)(c)

HC Capital Trust

Amendment No. 2 to the Amended and Restated Investment Advisory Agreement

Amendment, made as of March 11, 2025, to the Amended and Restated Investment Advisory Agreement dated March 9, 2021, as amended, between HC Capital Trust (the “Trust”) and HC Capital Solutions, an operating division of Hirtle Callaghan & Co. (the “Primary Adviser”) (the “Agreement”) with respect to Portfolios of the Trust listed on Schedule A hereto. All capitalized terms used in this Amendment and not defined herein shall have the same meaning ascribed to them in the Agreement. Except as specifically set forth herein, all other provisions of the Agreement shall remain in full force and effect.

WHEREAS, the Parties wish to amend Schedule A of the Agreement to update the list of Portfolios of the Trust.

NOW, THEREFORE, the parties hereby agree as follows:

1.	Schedule A of the Agreement is hereby replaced by Schedule A hereto.

IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be executed and delivered by their respective duly authorized representatives as of the date first above written.

HC CAPITAL TRUST

/s/ Colette L. Bergman
By: Colette L. Bergman
Title: VP and Treasurer

HC CAPITAL SOLUTIONS

An operating division of Hirtle Callaghan & Co., LLC

/s/ Colette L. Bergman
By: Colette L. Bergman
Title: Authorized Signer

Schedule A

This Agreement applies to the following Portfolios of the Trust:

1.	The U.S. Equity Portfolio (formerly, The Growth Equity Portfolio)

2.	The International Equity Portfolio

3.	The Core Fixed Income Portfolio

4.	The Corporate Opportunities Portfolio

5.	The Short-Term Municipal Bond Portfolio

6.	The Intermediate Term Municipal Bond Portfolio

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